Exhibit 10.2

Licence Agreement

Date

Parties

Name	Mayne Pharma Ventures Pty Ltd, an Australian company ACN 168 896 357

Short form name	Mayne Pharma

Notice details	1538 Main North Road, Salisbury South, SA 5106 Australia Facsimile: +61 3 9614 7022 Attention: General Counsel

Name	Inhibitor Therapeutics, Inc., formerly known as Hedgepath Pharmaceuticals, Inc., a company incorporated in Delaware, successor in interest by merger to Commonwealth Biotechnologies, Inc, a Virginia corporation

Short form name	INTI

Notice details	900 W. Platt St. #200, Tampa, FL 33606, United States Facsimile: +1 813-527-0500 Attention: CEO

Background

A	Mayne Pharma and INTI are parties to the Third Amended and Restated Supply and License Agreement dated 17 December 2018 (the 2018 Agreement).

B

Mayne Pharma and INTI are parties to a certain Stipulation and Agreement of Compromise, Settlement and Release dated as of September 9, 2022 pending approval by the Court of Chancery of the State of Delaware (the Stipulation), pursuant to which the 2018 Agreement is to be voided as of the Effective Date (defined) except as provided in the Stipulation, including with respect to the licence to Mayne Pharma of rights arising under certain INTI Patents (defined) and INTI’s right to a 9% cash royalty on future net sales, if any, of the Product (defined) in the United States and Mayne Pharma’s right to set off any royalties due to INTI on future net sales of the Product against USD 3,000,000.00 advance paid to INTI under the 2018 Agreement.

C

In accordance with the Stipulation, Mayne Pharma and INTI have mutually agreed to the following terms and conditions to provide and govern the licence to Mayne Pharma of rights under of the INTI Patents upon the final approval of the Stipulation and effective as of the Effective Date. If the Stipulation is not approved by December 31, 2022, this Licence Agreement shall not become effective and the 2018 Agreement shall not be voided.

Agreed terms

1.	Defined terms

In this Licence Agreement:

2018 Agreement has the meaning given to it in paragraph A of the background section of this Licence Agreement.

Actual Launch Date means the date of the first commercial sale of a BCCNS Product in the Territory.

Affiliate means, with respect to a party, any person or entity which directly or indirectly, is controlled by, controls, or is under common control with that party.

BCCNS means Basal Cell Carcinoma Nevus (Gorlin) Syndrome.

BCCNS Field means the treatment of human patients with BCCNS.

BCCNS Product means a Product manufactured or sold by Mayne Pharma in the BCCNS Field.

Effective Date has the meaning given to it in the Stipulation.

INTI Patents means the patents listed on Schedule 1.

Licence Agreement means this license agreement.

Product means SUBA-Itraconazole as described in Schedule 2 or another SUBA- Itraconazole product.

Quarter means a 3-month period starting 1 January, 1 April, 1 July or 1 October.

Relevant Regulatory Authority means, in relation to a country or region, any governmental authority (whether federal, state or local) regulating the manufacture, importation, storage, promotion, sale, distribution or use of therapeutic substances, and in the case of Australia and the USA incudes the Therapeutic Goods Administration (TGA) and the Food and Drug Administration (FDA), respectively, or any successor body.

Royalty Term means a period beginning on the Actual Launch Date and continuing until the lapse or expiration of all of the INTI Patents.

Territory means the United States of America, including all of its territories and possessions.

Stipulation has the meaning given to it in paragraph B of the background section of this Licence Agreement.

2.	Termination of 2018 Agreement

2.1	Acknowledgment.

The parties acknowledge the termination of the 2018 Agreement and all of their rights and obligations thereunder as of the Effective Date except as expressly preserved herein.

3.	Licence

3.1	Grant of licence to INTI Patents

From the Effective Date, INTI grants to Mayne Pharma a worldwide, royalty-free (subject to clause 6.1), nonexclusive, perpetual, irrevocable licence to exploit the INTI Patents to the extent they relate to, or have potential application in connection with, the Product.

3.2	Covenant not to sue

The parties covenant as follows:

(a)

INTI covenants that it will not sue Mayne Pharma for Mayne Pharma’s use of any information that Mayne Pharma obtained from INTI in the course of negotiation or performance of the 2018 Agreement or its predecessor agreements, provided the use of such information is not in violation of this Agreement.

(b)

Mayne Pharma covenants that it will not sue INTI for INTI’s use of any information that INTI obtained from Mayne Pharma in the course of negotiation or performance of the 2018 Agreement or its predecessor agreements, provided the use of such information is not in violation of this Agreement.

3.3	Warranty

INTI warrants that it is free to grant the licence under clause 3.1 and that, to INTI’s knowledge, there are no claims that the manufacture, sale or use of any Product constitutes an infringement of the intellectual property rights of any other party. Promptly on becoming aware of any restriction on such right to grant such licence, INTI shall notify Mayne Pharma.

3.4	Sub-licensing

Mayne Pharma may not grant a sublicence of the INTI Patents to a third party without the prior written consent of INTI, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, Mayne Pharma agrees that it would not be unreasonable for INTI to withhold consent if, in the business judgment of the Board of Directors of INTI, Mayne Pharma’s grant of a sublicence to a third party may cause economic damage to INTI. In no event shall any sublicense alter, impair, avoid, or reduce any obligation owed by Mayne Pharma, including with respect to the payment of any Royalty pursuant to Section 6.

3.5	Assignment

Mayne Pharma may assign any of its rights or obligations under this Licence Agreement without the prior written consent of INTI.

4.	Termination

4.1	Termination for breach by a party

A party may terminate the surviving obligations set out in this Licence Agreement with immediate effect by notice in the manner set forth below to the other party if:

(a)	that other party breaches any material provision of this Licence Agreement and fails to remedy the breach within 30 days after receiving notice requiring it to do so; or

(b)	that other party breaches a material provision of this Licence Agreement where that breach is not capable of remedy.

4.2	Accrued rights and remedies

The termination or expiry of the 2018 Agreement or this Licence Agreement does not affect any accrued rights or remedies of either party.

4.3	Survival

Sections 3.2, 4, 5, 7 and 8 hereof shall survive any termination of this Licence Agreement.

Section 3.1 hereof shall survive termination of this Licence Agreement unless it is terminated by INTI for Mayne Pharma’s breach of Sections 3.2(b) or 3.4.

Section 6 hereof shall survive until all royalty payments due from Mayne Pharma to INTI have been paid in full unless this Licence Agreement is terminated by Mayne Pharma for INTI’s breach of Section 3.2(a).

5.	Dispute resolution

In the event of any action, question or disagreement arising from or relating to the ongoing obligations of the 2018 Agreement or this Licence Agreement, the parties hereto agree to settle such action, question or disagreement by arbitration before three arbitrators in Wilmington, Delaware, selected by, and such arbitration to be administered by, the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each of the parties hereto agrees and acknowledges that all actions, questions or disagreements between or among them arising from or relating to this Agreement are subject to the alternative dispute resolution procedures of this clause 5. Each of the parties hereto agrees that any aspect of alternative dispute resolution not specifically covered in this Agreement shall be covered, without limitation, by the applicable AAA rules and procedures. Each of the parties hereto further agrees that any determination by the arbitrator regarding any action, question or disagreement arising from or relating to this Agreement shall be final and binding upon the parties hereto and shall not be subject to further appeal.

6.	Royalty

6.1	Payment each Quarter

Subject to clauses 6.2 and 6.3, within 60 days of the end of each Quarter of the Royalty Term, Mayne Pharma must pay to INTI a cash royalty of 9% on the aggregate of the actual gross invoice price for the BCCNS Product sold by Mayne Pharma, its Affiliates or any sublicensee to third parties in the Territory, less the following deductions (whether or not separately stated on invoices) to the extent reasonable and customary in the market for the Product or any product similar to or substitutable for the Product:

(a)	Third party trade, case and quantity discounts, bonuses, commission and rebates actually and normally allowed;

(b)	Sales, value added or excise taxes on the sale of such Product; and

(c)	Amounts repaid or credited to the purchaser by reason of rejections or returns of such Product.

INTI acknowledges that the royalty payable under this clause reflects the royalty obligation stated in Paragraph 10 of the Stipulation and is the only royalty obligation from Mayne Pharma to INTI.

6.2	Calculation of the royalty

In respect of the amounts payable under clause 6.1:

(a)

if such amount is negative in any Quarter, then no royalty is payable for that Quarter and that amount will be carried forward and included as a deduction from the aggregate of the gross invoice price in any subsequent Quarter (as applicable);

(b)

Mayne Pharma must submit to INTI a report setting out, in reasonable detail, the calculation of the royalty amount (including the aggregate actual gross invoice price for the Product sold by Mayne Pharma, its Affiliates or any sublicensee during the applicable Quarter) at the same time as it makes payment; and

(c)

Mayne Pharma must, and must ensure that its Affiliates and any sublicensee will, promptly process any deduction and in any event, process such deductions no later than one Quarter after they are allowed (in the case of discounts, bonuses, commissions and rebates) applied or the Products sold by Mayne Pharma, its Affiliates or any sublicensee are rejected or returned.

6.3	Credit for payment of the Advance

The parties acknowledge that, as at the date of this Licence Agreement, Mayne Pharma has paid advances totalling USD 3,000,000.00 to INTI. Royalty payments totalling up to USD 3,000,000.00 that are due by Mayne Pharma to INTI under clause 6.1 will be credited and set off against the advances totalling USD 3,000,000.00, after which any further royalty payments that are due by Mayne Pharma to INTI under clause 6.1 will be paid in full to INTI.

6.4	Books of account

(a)

Mayne Pharma will maintain books of account and records with respect to sales and stocks of a BCCNS Product in the Territory by Mayne Pharma, its Affiliates and any sublicensee (including stock records) (Mayne Pharma Books of Account).

(b)	INTI will have the right to appoint, on reasonable notice, an Accountant to inspect and examine the Mayne Pharma Books of Account.

(c)

INTI will bear the fees of such Accountant unless an error equivalent to 5% or more (in favour of INTI) of the amounts payable under clause 6.1 in any calendar year is discovered, in which case the fees will be borne by Mayne Pharma.

(d)	Mayne Pharma will maintain the Mayne Pharma Books of Account in accordance with business accounting standards in the Territory.

7.	Payments

7.1	Payment terms

Mayne Pharma must make payments due under this Licence Agreement:

(a)	in US dollars; and

(b)	to the bank account of INTI listed on the relevant invoice, with Mayne Pharma to bear the costs of any such remittance.

7.2	Reimbursement

Where a party agrees to reimburse to the other party any costs or expenses, then it will reimburse these amounts within 30 days from receipt of the other party’s invoice for, and reasonable evidence of, such costs or expenses.

8.	Miscellaneous

8.1	Governing law

This Licence Agreement is governed by the laws of Delaware, USA, without regard to the conflicts of laws principles thereof.

8.2	Entire agreement

This Licence Agreement and the Stipulation constitute the entire agreement between the parties as to its subject matter and supersedes any prior representations and agreements in connection with that subject matter. In the event of a conflict between the terms of this Licence Agreement and the Stipulation, the terms of this Licence Agreement shall prevail.

8.3	Costs

Each party must bear its own costs of preparing and executing this Licence Agreement.

8.4	Counterparts

This Licence Agreement may be executed in counterparts, including facsimile counterpart. All executed counterparts constitute one document.

Signing page

EXECUTED as an agreement.

Signed for Mayne Pharma Ventures Pty Ltd by an authorised officer in the presence of		/s/ shawn Patrick O’Brien	←
Signature of officer

/s/ Laura Loftus	←	shawn Patrick O’Brien
Signature of witness Laura Loftus		Name of officer (print) CEO & MANAGING DIRECTOR
Name of witness (print)		Office held

Signed for Inhibitor Therapeutics, Inc. by an authorised officer in the presence of			←
Signature of officer
←
Signature of witness		Name of officer (print)

Name of witness (print)		Office held

Schedule 1

INTI Patents

a.	U.S. Patent 9,192,609

Treatment and Prognostic Monitoring of Proliferation Disorders Using Hedgehog Pathway Inhibitors

Issued: 11-24-2015; Expires: 02-05-2034

b.	U.S. Patent 9,962,381

Treatment and Prognostic Monitoring of Cancerous Proliferation Disorders Using Hedgehog Pathway Inhibitors

Issued: 05-08-2018; Expires: 02-05-2034

c.	U.S. Patent 9,968,600

Treatment and Prognostic Monitoring of Non-Cancerous Proliferation Disorders Using Hedgehog Pathway Inhibitors

Issued: 05-05-2018; Expires: 02-05-2034

d.	U.S. Patent 10,328,072

Treatment of Lung Cancer Using Hedgehog Pathway Inhibitors

Issued: 6-25-2019; Expires: 02-05-2034

e.	U.S. Patent 10,363,252

Treatment of Prostate Cancer Using Hedgehog Pathway Inhibitors

Issued: 07-30-2019; Expires: 02-05-2034

Schedule 2

Product and Product Specification

Product: SUBA-Itraconazole 50mg hard capsules

1. Description of the dosage form

Hard gelatin capsules. size 1, light blue/light blue body and cap printed “i-50” in black on the cap. Capsules contain white to off-white powder. The outside of the capsule must be free from powder and the two capsule halves must lock firmly together.

2. Composition

The qualitative composition for SUBA-Itraconazole Capsules is presented in Table 1 below.

Table 1:Qualitative and Quantitative Composition

Component	Grade
Itraconazole	USP/Ph.Eur.

Hypromellose Phthalate (HP-50)	NF/Ph.Eur.

Sodium Starch Glycolate Type A	NF/Ph.Eur.

Silicon Dioxide Colloidal (Aerosil 200P)	NF/Ph.Eur.

Magnesium Stearate (1726)	NF/Ph.Eur.

Methylene Chloride	NF/Ph.Eur.

Nitrogen	NF

Capsule size No 1 P Light Blue/Light Blue	In-house

FD&C Blue No. 1 (Cl 42090)	21 CFR

Titanium Dioxide (CI 77891)	21 CFR

Gelatin	USP/Ph.Eur.

TekPrint SW-9008	Proprietary

Shellac	NF

Dehydrated Alcohol	USP

Isopropyl Alcohol	USP

Butyl Alcohol	NF

Propylene Glycol	USP

Strong Ammonia Solution	NF

Potassium Hydroxide	NF

Black Iron Oxide	NF

Purified Water	USP

3. Container Closure System

SUBA-Itraconazole Capsules 50 mg will be packaged into white, round HDPE bottles with CRC/induction foil seal cap containing 30 capsules or 90 capsules (trade pack).

SUBA-Itraconazole Capsules 50 mg may be packaged into double LDPE bag lined cardboard cartons with one desiccant sachet between the inner and outer bags and each bag sealed with a cable tie.